UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2016 (January 11, 2016)

DT ASIA INVESTMENTS LIMITED

 (Exact name of registrant as specified in its charter)

British Virgin Islands	6770	98-1192662
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 1102, 11/F.,

Beautiful Group Tower,

77 Connaught Road Central,

Hong Kong

(852) 2110-0081

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Stephen N. Cannon, Chief Executive Officer

100 Park Avenue, Suite 1600

New York, NY 10017

(212) 880-2677

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

COMMENCING SHORTLY AFTER THE FILING OF THIS CURRENT REPORT ON FORM 8-K, DT ASIA INVESTMENTS LIMITED (“DT ASIA”) INTENDS TO HOLD PRESENTATIONS FOR CERTAIN OF ITS STOCKHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN PURCHASING DT ASIA’S SECURITIES, IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION TRANSACTION WITH ADRIE GLOBAL HOLDINGS LIMITED (“ADRIE”), AS DESCRIBED IN THIS REPORT.

STOCKHOLDERS OF DT ASIA AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, DT ASIA’S PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), IN CONNECTION WITH DT ASIA’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. SUCH PERSONS CAN ALSO READ ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2015 FOR A DESCRIPTION OF THE SECURITY HOLDINGS OF THE DT ASIA OFFICERS AND DIRECTORS AND THEIR RESPECTIVE INTERESTS AS SECURITY HOLDERS IN THE SUCCESSFUL CONSUMMATION OF THE TRANSACTIONS DESCRIBED HEREIN. DT ASIA’S DEFINITIVE PROXY STATEMENT WILL BE DELIVERED TO SECURITY HOLDERS OF DT ASIA AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE TRANSACTIONS DESCRIBED IN THIS REPORT. SECURITY HOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF SUCH DOCUMENTS, WITHOUT CHARGE, BY DIRECTING A REQUEST TO: DT ASIA INVESTMENTS LIMITED, ROOM 1102, 11/F, BEAUTIFUL GROUP TOWER, 77 CONNAUGHT ROAD CENTRAL, HONG KONG. THESE DOCUMENTS, ONCE AVAILABLE, AND DT ASIA’S ANNUAL REPORT ON FORM 10-K CAN ALSO BE OBTAINED, WITHOUT CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET SITE (HTTP://WWW.SEC.GOV).

CERTAIN FINANCIAL INFORMATION AND DATA CONTAINED IN THE EXHIBITS HERETO ARE UNAUDITED AND DO NOT CONFORM TO SEC REGULATION S-X. ACCORDINGLY, SUCH INFORMATION AND DATA MAY BE ADJUSTED AND PRESENTED DIFFERENTLY IN DT ASIA’S PRELIMINARY AND DEFINITIVE PROXY STATEMENTS TO SOLICIT STOCKHOLDER APPROVAL OF THE TRANSACTIONS DESCRIBED HEREIN AND TO DT ASIA SECURITYHOLDERS IN CONNECTION THEREWITH.

ADDITIONAL INFORMATION AND FORWARD-LOOKING STATEMENTS

THIS REPORT AND THE EXHIBITS HERETO ARE NOT A PROXY STATEMENT OR SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION WITH RESPECT TO ANY SECURITIES OR IN RESPECT OF THE PROPOSED TRANSACTION AND SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OF DT ASIA OR ADRIE, NOR SHALL THERE BE ANY SALE OF ANY SUCH SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE OR JURISDICTION.

THIS REPORT AND THE EXHIBITS HERETO INCLUDE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE SAFE HARBOR PROVISIONS OF THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE ACTUAL RESULTS MAY DIFFER FROM ITS EXPECTATIONS, ESTIMATES AND PROJECTIONS AND, CONSEQUENTLY, YOU SHOULD NOT RELY ON THESE FORWARD LOOKING STATEMENTS AS PREDICTIONS OF FUTURE EVENTS. WORDS SUCH AS “EXPECT,” “ESTIMATE,” “PROJECT,” “BUDGET,” “FORECAST,” “ANTICIPATE,” “INTEND,” “PLAN,” “MAY,” “WILL,” “COULD,” “SHOULD,” “BELIEVES,” “PREDICTS,” “POTENTIAL,” “CONTINUE,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, DT ASIA’S EXPECTATIONS WITH RESPECT TO FUTURE PERFORMANCE, ANTICIPATED FINANCIAL IMPACTS OF THE TRANSACTIONS DESCRIBED HEREIN; APPROVAL OF THE TRANSACTIONS BY SECURITY HOLDERS; THE SATISFACTION OF THE CLOSING CONDITIONS TO THE TRANSACTIONS; AND THE TIMING OF THE COMPLETION OF THE TRANSACTIONS.

SUCH FORWARD-LOOKING STATEMENTS RELATE TO FUTURE EVENTS OR FUTURE PERFORMANCE, BUT REFLECT THE PARTIES’ CURRENT BELIEFS, BASED ON INFORMATION CURRENTLY AVAILABLE. MOST OF THESE FACTORS ARE OUTSIDE THE PARTIES’ CONTROL AND ARE DIFFICULT TO PREDICT. A NUMBER OF FACTORS COULD CAUSE ACTUAL EVENTS, PERFORMANCE OR RESULTS TO DIFFER MATERIALLY FROM THE EVENTS, PERFORMANCE AND RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: BUSINESS CONDITIONS; NATURAL DISASTERS; CHANGING INTERPRETATIONS OF U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES; OUTCOMES OF GOVERNMENT REVIEWS; INQUIRIES AND INVESTIGATIONS AND RELATED LITIGATION; CONTINUED COMPLIANCE WITH GOVERNMENT REGULATIONS; CHANGES IN LEGISLATION OR REGULATORY ENVIRONMENTS, REQUIREMENTS OR CHANGES ADVERSELY AFFECTING THE BUSINESS OF DT ASIA AND ADRIE, INCLUDING BUT NOT LIMITED TO DIFFICULTIES IN MAINTAINING AND MANAGING CONTINUED GROWTH, DIFFICULTIES IN ENSURING PERFORMANCE OF LOANS, FLUCTUATIONS IN REVENUE AND MARGINS AND DIFFICULTIES IN MEETING THE EARN-OUT TARGETS, RESTRICTIONS ON THE ABILITY TO MAKE DIVIDEND PAYMENTS, AND DIFFICULTIES IN ACQUIRING SMALLER COMPETITORS; GENERAL ECONOMIC CONDITIONS; GEOPOLITICAL EVENTS AND REGULATORY CHANGES; AND THE FAILURE TO MAINTAIN THE LISTING OF DT ASIA’S SECURITIES ON THE NASDAQ STOCK MARKET. OTHER FACTORS INCLUDE THE POSSIBILITY THAT THE BUSINESS COMBINATION DOES NOT CLOSE, INCLUDING DUE TO THE FAILURE TO RECEIVE REQUIRED SECURITY HOLDER APPROVALS, THE FAILURE TO COMPLETE THE CONTEMPLATED PRIVATE PLACEMENT OR THE FAILURE OF OTHER CLOSING CONDITIONS.

THE FOREGOING LIST OF FACTORS IS NOT EXCLUSIVE. ADDITIONAL INFORMATION CONCERNING THESE AND OTHER RISK FACTORS ARE CONTAINED IN DT ASIA’S MOST RECENT FILINGS WITH THE SEC. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS CONCERNING DT ASIA AND ADRIE, THE TRANSACTIONS DESCRIBED HEREIN OR OTHER MATTERS AND ATTRIBUTABLE TO DT ASIA, ADRIE, AND ADRIE’S SHAREHOLDERS OR ANY PERSON ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS ABOVE. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON ANY FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE MADE. NEITHER DT ASIA, ADRIE NOR ADRIE SHAREHOLDERS UNDERTAKE OR ACCEPT ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT TO REFLECT ANY CHANGE IN THEIR EXPECTATIONS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Item 1.01 Entry Into A Material Definitive Agreement.

Share Exchange Agreement

General Terms, Effects, and Consideration

On January 11, 2016, DT Asia Investments Limited (“DT Asia” or the “Company”) entered into a Share Exchange Agreement with Adrie Global Holdings Limited, a business company incorporated in the British Virgin Islands with limited liability (“Adrie”), each of Adrie’s shareholders (collectively, the “Sellers”), the Company’s sponsor, DeTiger Holdings Limited, in the capacity as the representative for the Company’s shareholders prior to the closing of the Business Combination (as defined below) (the “DT Representative”), and Li Jingping in the capacity as the representative for the Sellers (the “Seller Representative”), pursuant to which, among other things and subject to the terms and conditions contained therein, the Company will effect an acquisition of Adrie and its subsidiaries, including certain wholly foreign-owned enterprises registered in China which contractually control Urumqi Feng Hui Direct Lending Limited, a registered company in Xinjiang China (“China Lending” and collectively with Adrie and their respective subsidiaries and variable interest entities , the “China Lending Group”) by acquiring from the Sellers all outstanding equity interests of Adrie (the “Business Combination”).

Pursuant to the Share Exchange Agreement, in exchange for all of the outstanding shares of Adrie, the Company will issue 20 million ordinary shares of DT Asia (the “Exchange Shares”) to the Sellers, with 8 million of such Exchange Shares (“Escrow Shares”) being deposited in escrow at the closing of the Business Combination and subject to forfeiture (along with dividends and other earnings otherwise payable with respect to such Escrow Shares) in the event that the post-combination company fails to meet certain minimum financial performance targets or in the event that the DT Representative successfully brings an indemnification claim under the Share Exchange Agreement on behalf of the Company’s pre-combination shareholders. The Exchange Shares, including the Escrow Shares, will be allocated among the Sellers pro-rata based on each Seller’s ownership of Adrie prior to the Business Combination. The Exchange Shares will be subject to a lock-up as set forth in the Lock-Up Agreement as described below under the heading “Lock-Up Agreement.”

The Escrow Shares will be held in an escrow account maintained by Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). While the Escrow Shares are held in escrow, any dividends and other distributions otherwise payable with respect to the Escrow Shares will be held back by DT Asia and not paid until the Escrow Shares are released from escrow to the Sellers, but each Seller shall have the right to vote its portion of such Escrow Shares. Subject to indemnification claims, one-third of the Escrow Shares (along with the related accrued dividends and distributions) shall be released upon the post-combination company obtaining certain specified adjusted consolidated net income targets in each of calendar years 2016, 2017 and 2018, and with the Sellers also able to earn the Escrow Shares for any fiscal years where the target was not met through an alternative earn-out payment if the average adjusted consolidated net income for all three years combined meets a certain specified target. The adjusted consolidated net income targets are based on the cash available at the closing from the trust funds (after giving effect to the redemptions) and the shares issued in the PIPE Preferred Investment (as defined below), net of DT Asia transaction expenses and deferred IPO fees (the “Net Closing Proceeds”), with the scale range of the Net Closing Proceeds being from $0 million to $69.0 million, and the target adjusted consolidated net income ranging in 2016 from $20.2 million at the bottom to $32.0 million at the top, in 2017 from $22.6 million at the bottom to $38.0 million at the top, and in 2018 from $25.6 million at the bottom to $44.0 million at the top, and with the average adjusted consolidated net income target for the alternative earn-out payment ranging from $23.3 million at the bottom to $40.0 million at the top. The adjusted consolidated net income targets will also be reduced based on the date of the closing of the Business Combination, with the 2016 target reduced by an amount equal to 50% of the 2016 target multiplied by a fraction based on the number of days in the 2016 calendar year prior to the closing date as compared to the number of days in the 2016 calendar year, and with the average adjusted consolidated net income target being reduced by 1/3 of the amount by which the 2016 target is reduced. So long as the upper limit for the annual rate of private borrowing and lending allowed in Xinjiang, China is four times the Peoples’ Bank of China “(PBOC”) base interest rate, the targets are further adjusted based on the change in the PBOC base interest rate from the June 30, 2015 rate of 4.85%. The actual targets for purposes of determining adjusted consolidated net income will be expressed in their RMB equivalent based on the exchange rate as of June 30, 2015. The adjusted consolidated net income will determined using the post-combination company’s consolidated net income as determined in accordance with U.S. generally accepted accounting principles, expressed in RMB based upon the June 30, 2015 exchange range, and with such amounts subject to adjustment to exclude the effects of any new businesses that we acquire after the closing, any extraordinary gains or losses or extraordinary income or expenses, any non-recurring revenue earned outside of the ordinary course of business and any Business Combination transaction expenses of DT Asia or the China Lending Group incurred prior to the closing.

The Escrow Shares will not be released (and the related accrued dividends and distributions not paid) to the extent that there are indemnification claims against the Sellers that are pending or finally determined in the Company’s favor but not yet paid. Each Seller’s share of the Escrow Shares (and the related accrued dividends and distributions not paid) is also subject to forfeiture in the event that such Seller breaches its Non-Competition and Non-Solicitation Agreement.

Representations and Warranties

The Share Exchange Agreement contains a number of representations and warranties made by the Company, on the one hand, and Adrie and the Sellers on the other hand, made solely for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Share Exchange Agreement or in information provided pursuant to certain disclosure schedules to the Share Exchange Agreement. The representations and warranties are customary for transactions similar to the Business Combination.

In the Share Exchange Agreement, Adrie made certain customary representations and warranties to the Company, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Share Exchange Agreement and other ancillary agreements; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) permits and licenses; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and tax returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) books and records; (24) loans receivable; (25) lending matters; (26) ethical business practices; (27) Investment Company Act of 1940; (28) finders and investment bankers; (29) independent investigation; (30) information supplied; and (31) disclosure. Each of the Sellers also made certain customary representations and warranties to the Company on a several and not joint basis, including representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Share Exchange Agreement and other ancillary agreements; (3) ownership of the Adrie shares to be purchased by the Company; (4) governmental approvals; (5) non-contravention; (6) litigation; (7) investment representations; (8) finders and investment bankers; (9) independent investigation; and (10) information supplied.

In the Share Exchange Agreement, the Company made certain customary representations and warranties to Adrie, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Share Exchange Agreement and other ancillary agreements; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings and financial statements; (7) absence of certain changes; (8) compliance with laws; (9) litigation, orders and permits and licenses; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with related persons; (15) Investment Company Act of 1940; (16) finders and investment bankers; (17) trust account; (18) ownership of the Exchange Shares; (19) ethical business practices; (20) insurance; and (21) independent investigation.

Covenants

The Share Exchange Agreement also contains additional covenants of the parties, including, among others, covenants providing that:

●	Each party shall give other parties access to records and information pertaining to it and its subsidiaries and variable interest entities.
●	During the period from the date of the Share Exchange Agreement and continuing until the earlier of the termination of the Share Exchange Agreement or the closing of the Business Combination (the “Interim Period”), each party shall continue to operate their respective businesses in the ordinary course consistent with past practice, comply with all laws applicable to such party, and take all reasonable measures necessary or appropriate to preserve intact their respective business organizations, keep available the services of their respective officers, directors, employees and consultants, and preserving their respective assets, and will not take certain specified actions without the prior written consent of the other party.
●	During the Interim Period, Adrie shall provide periodic financial information to DT Asia.
●	During the Interim Period, DT Asia will keep current and file all of its public filings with the SEC in a timely manner, otherwise comply in all material respects with applicability securities law, and use its commercially reasonable efforts to maintain the listing of its securities on NASDAQ.
●	During the Interim Period, Adrie shall not directly or indirectly solicit, facilitate or encourage any third party proposal relating to the sale of all or any material part of the assets or business of Adrie or its subsidiaries or variable interest entities (outside of the ordinary course of business) or any transaction with regard to the shares or profits of Adrie or its subsidiaries or variable interest entities.
●	During the Interim Period, DT Asia shall not solicit, facilitate or encourage any third party proposal relating to a business combination.
●	During the Interim Period, each party shall give other parties prompt notice if such party or its affiliates fail to comply with or satisfy any covenant, condition or agreement, or receive notice from any third party or government agency in connection with the transactions contemplated by the Share Exchange Agreement.
●	The parties shall use commercially reasonable efforts to obtain all necessary approvals from governmental agencies and other third parties.
●	DT Asia shall prepare and file a proxy statement as promptly as practicable after signing the Share Exchange Agreement to (1) solicit proxies from the DT Asia stockholders to vote on proposals regarding the approval of the transactions contemplated by the Share Exchange Agreement, and (2) offer to redeem from its public shareholders ordinary shares of DT Asia owned by such stockholders in accordance with DT Asia’s organizational documents.

●	DT Asia also has certain obligations to seek an extension by its shareholders of the date by which it must consummate its initial business combination, which is currently the 18 month anniversary of the closing of its IPO (the “DT Asia Wind-Up Date”), including filing a proxy statement and holding a shareholders meeting, if it believes that the Business Combination will not occur prior to the DT Asia Wind-Up Date, but that the parties are reasonably capable of causing the closing to occur within six months after the date of the Share Exchange Agreement.
●	Each party shall treat confidential information of other parties in strict confidence.
●	Each party agreed not to issue any public statements without the consent of DT Asia, Adrie, the DT Representative and the Seller Representative, except to the extent required by applicable law.
●	The parties shall take all necessary actions so that DT Asia’s board of directors after the closing of the Business Combination will consist of five individuals, two appointed by DT Asia prior to the closing (each of whom must be independent directors) and three appointed by Adrie prior to the closing (at least one of whom must be an independent director), and the executive officers of DT Asia after the closing of the Business Combination will be the same individuals as those of Adrie immediately prior to the closing of the Business Combination.
●	The parties will encourage DT Asia’s board to adopt a stated dividend policy requiring DT Asia (subject to applicable fiduciary duties) to use its reasonable efforts to declare and pay as dividends (at the option of each shareholder, either in cash or DT Asia’s ordinary shares): (a) an amount equal to 15% of Adrie’s consolidated net income for the fiscal year ended December 31, 2015, to be paid within 45 days after the closing of the Business Combination; (b) within 45 days after DT Asia files its Form 10-Q or 10-K (or substantially equivalent form) for its first full or partial fiscal quarter following the closing, an amount equal to 25% of (i) DT Asia’s and Adrie’s combined consolidated net income for the 2016 calendar year through the end of such quarter, less (ii) the amount of dividends payable as preferred dividends with respect to DT Asia’s preferred shares for such period; and (c) an amount equal to 25% of (i) DT Asia’s consolidated net income for each fiscal quarter thereafter, less (ii) the amount of dividends payable as preferred dividends with respect to DT Asia’s preferred shares for such period, to be paid within 45 days after DT Asia files its Form 10-Q or 10-K (or substantially equivalent form) for such fiscal quarter.
●	Prior to the closing, Adrie may make a special cash dividend in an amount equal to 50% of Adrie’s consolidated net income for the fiscal year ending December 31, 2015.
●	DT Asia and Adrie will cooperate and develop and adopt a conflicts of interest policy effective as of the closing of the Business Combination.
●	Sellers shall agree to engage DT Asia’s auditor to complete an attestation pursuant to Section 404(b) of SOX and Item 308(b) of Regulation S-K of DT Asia’s internal control over financial reporting effective no later than December 31, 2017, or such earlier date as is required by SEC rules or other applicable law, with such report to be included in DT Asia’s applicable annual report.
●	DT Asia will change its fiscal period to a December 31 year-end.

Conditions to Closing

The obligation of the parties to complete the Business Combination is subject to the fulfillment of certain closing conditions, including:

●	the approval of the Share Exchange Agreement and the transactions contemplated thereby (including the Business Combination) by a majority of votes cast by the Company’s shareholders that are present in person or by proxy at the Company’s special meeting;
●	the expiration or termination of the regulatory waiting periods under any applicable antitrust laws and the receipt of any other required governmental and regulatory approvals and consents;
●	there is no applicable law or order in effect which makes illegal or prevents or prohibits the transactions contemplated by the Share Exchange Agreement, and there is no pending third party legal proceeding to enjoin or otherwise restrict the closing;
●	the approval by the Company’s shareholders of the election of certain directors to serve as directors on its board of directors;
●	the entrance by the applicable parties into the Escrow Agreement, the Lock-Up Agreement, the Non-Competition and Non-Solicitation Agreement and the Registration Rights Agreement; and
●	the entrance by the Company and Adrie into an exchange rate acknowledgement specifying the applicable exchange rate for the adjusted consolidated net income test for determining the earn-out payments.

In addition, unless waived by Adrie and the Seller Representative, the obligations of Adrie and the Sellers to consummate the Business Combination are subject to the fulfillment of certain closing conditions, including:

●	the accuracy of the Company’s representations and warranties (subject in certain cases to certain materiality, knowledge and other qualifications) and the performance and compliance in all material respects of the Company’s agreements and covenants under the Share Exchange Agreement to be performed on or prior to the closing date (along with the delivery of a certificate from an officer of the Company certifying the same)
●	that no fact, event, occurrence, change or effect shall have occurred that has had or would be reasonably expected to have a material adverse effect on the Company (along with the delivery of a certificate from an officer of the Company certifying the same);
●	delivery by the Company of certain other closing deliveries, including:

-	a certificate from the Company’s secretary certifying as to certain corporate matters;
-	good standing certificates for the Company, to the extent applicable, from the British Virgin Islands and any other jurisdiction where it is qualified to do business as a foreign entity;
-	that upon the closing, and after giving effect to the redemptions and the PIPE Preferred Investment as discussed below, the Company has at least $5,000,001 in net tangible assets (excluding the assets and liabilities of China Lending Group); and

●	that upon the closing, and after giving effect to the redemptions and the PIPE Preferred Investment, but prior to giving effect to the payment of DT Asia transaction expenses and deferred IPO fees, there is at least $10 million in cash available at the closing from the trust funds and the shares issued in the PIPE Preferred Investment.

Furthermore, unless waived by the Company, its obligation to consummate the Business Combination is subject to the fulfillment of certain closing conditions, including:

●	the accuracy of the representations and warranties of Adrie and the Sellers (subject in certain cases to certain materiality, knowledge and other qualifications) and the performance and compliance in all material respects by Adrie and the Sellers of their agreements and covenants under the Exchange Agreement to be performed on or prior to the closing date (along with the delivery of a certificate from an officer of Adrie and an officer of each Seller certifying the same)
●	that no fact, event, occurrence, change or effect shall have occurred that has had or would be reasonably expected to have a material adverse effect on Adrie or any of its subsidiaries or variable interest entities (along with the delivery of a certificate from an officer of Adrie certifying the same);
●	delivery by Adrie and the Sellers of certain other closing deliveries, including:

-	a certificate from Adrie’s secretary certifying as to certain corporate matters;
-	good standing certificates for Adrie and its subsidiaries and variable interest entities, to the extent applicable, from their jurisdiction of organization and any other jurisdiction where they are qualified to do business as a foreign entity;
-	a certified copy of Adrie’s charter from the British Virgin Islands;
-	employment agreements with certain key personnel of China Lending Group;
-	certain legal opinions from Adrie’s counsels;
-	share certificates for Adrie shares purchased by the Company in the Business Combination;
-	resignations of certain directors and officers of Adrie; and
-	a conflict of interest policy for Adrie;

●	that the Company shall have completed the PIPE Preferred Investment for at least $12 million;
●	that upon the closing, and after giving effect to the redemptions and the PIPE Preferred Investment as discussed below, the Company has at least $5,000,001 in net tangible assets (excluding the assets and liabilities of China Lending Group); and
●	that upon the closing, and after giving effect to the redemptions and the PIPE Preferred Investment, but prior to giving effect to the payment of DT Asia transaction expenses and deferred IPO fees, there is at least $10 million in cash available at the closing from the trust funds and the shares issued in the PIPE Preferred Investment.

The Company cannot provide assurance as to when or if all of the closing conditions will be satisfied or waived by the appropriate party. As of the date of this current report, the Company no reason to believe that any of these conditions will not be satisfied.

Termination

The Share Exchange Agreement may be terminated as follows:

●	by mutual written consent of DT Asia and Adrie;
●	by either DT Asia or Adrie if the closing has not occurred by DT Asia Wind-Up Date (the “Outside Date”) (unless an extension of the DT Asia Wind-Up Date is granted by DT Asia’s shareholders, in which case the Outside Date will be extended to the earlier of the extended date by which DT Asia must complete its initial business combination and the six month anniversary of the date of the Share Exchange Agreement) so long as no breach of the Share Exchange Agreement by such terminating party or its affiliates (or, with respect to Adrie, the Sellers) caused the closing not to have occurred by such date;

●	by either DT Asia or Adrie if any governmental authority of competent jurisdiction has issued a final and non-appealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Share Exchange Agreement, so long as no breach of the Share Exchange Agreement by such terminating party or its affiliates (or, with respect to Adrie, the Sellers) was a substantial cause of, or substantially resulted in, such action by such governmental authority;
●	by Adrie for a breach of DT Asia’s representations, warranties, covenants or agreements in the Share Exchange Agreement which would result in the related closing condition not being met and such breach is incapable of cure or is not cured within the earlier of 20 days after notice of such breach or the Outside Date;
●	by DT Asia for a breach of Adrie’s or the Sellers’s representations, warranties, covenants or agreements in the Share Exchange Agreement which would result in the related closing condition not being met and such breach is incapable of cure or is not cured within the earlier of 20 days after notice of such breach or the Outside Date;
●	by DT Asia if there shall have been a Material Adverse Effect on Adrie or its subsidiaries or and variable interest entities which is not cured;
●	by DT Asia if the requisite shareholder vote in favor of the Share Exchange Agreement and the Business Combination is not obtained at DT Asia’s special meeting; or
●	by DT Asia if it holds a shareholders meeting to extend the date by which its initial business combination must be completed and the extension is not approved by the requisite shareholder vote.

If the Share Exchange Agreement is terminated, all further obligations of the parties under the Share Exchange Agreement will terminate and will be of no further force and effect and no party will have any further liability thereunder to any other party, except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver against trust and general provisions will continue in effect, and no party shall be relieved of liability for any fraud claims or willful breach of the Share Exchange Agreement prior to such termination.

In the event that DT Asia terminates the Share Exchange Agreement for a breach by Adrie or the Sellers, Adrie will be required to pay to DT Asia as liquidated damages a termination fee equal to the transaction expenses incurred by DT Asia and its affiliates, provided that Adrie and the Sellers will not be relieved of liability for any fraud claims or willful breach of the Share Exchange Agreement prior to such termination.

Survival, Indemnification and Escrow

The representations and warranties made by Adrie and the Sellers in the Share Exchange Agreement generally survive for a period of 18 months after the closing, with certain representations relating to taxes, benefit plans, environmental matters and information supplied surviving until 60 days after the expiration of the applicable statute of limitations and certain fundamental representations relating to due organization and good standing, authorization and binding effect, capitalization and ownership of Adrie shares, subsidiaries, finders and investment bankers and independent investigation surviving indefinitely. Claims against Adrie or the Sellers based on fraud, willful misconduct or intentional misrepresentation also survive indefinitely. The covenants and agreements of Adrie and the Sellers survive until fully performed. DT Asia’s representations and warranties, as well as its covenants and agreements to be performed prior to the closing, do not survive the closing and after the closing DT Asia has no obligations with respect thereto. DT Asia’s covenants and agreements to be performed after the closing survive until fully performed.

From and after the closing, the Sellers and their respective successors and assigns are required to jointly and severally indemnify DT Asia and its affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each referred to with respect to claims as an indemnified party) from and against any losses from (a) the breach of any of Adrie’s or the Sellers’ respective representations and warranties, (b) the breach of any of Adrie’s or the Sellers’ respective covenants or DT Asia’s post-closing covenants, or (c) any actions by persons who were holders of equity securities (including options, warrants, convertible securities or other rights) of any China Lending Group entity prior to the closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities. In any indemnification claims, the DT Representative will represent the indemnified parties and the Seller Representative will represent the Sellers.

Other than claims based on fraud, willful misconduct or intentional misrepresentation, indemnification claims will be limited to the value of the 8.0 million Escrow Shares that were deposited in the escrow account established by the Escrow Agent under the Escrow Agreement to be entered into at the closing and the related accrued dividends and distributions held back by DT Asia. Indemnification claims will first be paid from the escrow account and the related accrued dividends and distributions, and if any Escrow Shares or accrued dividends or distributions have been distributed to the Sellers, the Sellers will be jointly and severally liable up to the value of the Escrow Shares and accrued dividends and distributions on the date of distribution. Any earn-out payments to be paid will be reduced by the amount of any indemnification claims against the Sellers that are pending or finally determined in DT Asia’s favor but not yet paid, with the amounts reserved for pending claims (and related accrued dividends and distributions) distributed either to the Sellers or DT Asia upon the final resolution of each such claim.

DT Representative and Seller Representative

DeTiger Holdings Limited, the Company’s sponsor is serving as the DT Representative under the Share Exchange Agreement, and in such capacity will represent the interests of DT Asia’s shareholders (other than the Sellers) with respect to certain matters under the Share Exchange Agreement, including the determination of the earn-out payments and any indemnification claims made against the Sellers after the closing. Li Jingping is serving as the Seller Representative under the Share Exchange Agreement, and in such capacity will represent the interests of the Sellers with respect to certain matters under the Share Exchange Agreement, including the determination of the earn-out payments and any indemnification claims made against the Sellers after the closing.

Trust Account Waiver and Seller Release

Adrie and the Sellers agreed that they will not have any right, title, interest or claim of any kind in or to any monies in DT Asia’s trust account, and will not make any claim against DT Asia’s trust account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between DT Asia and Adrie, the Share Exchange Agreement or any other matter.

Each Seller, on behalf of itself and its affiliates and any of its shareholders that are also shareholders in China Lending, also provided a general release of the China Lending Group, effective as of the closing, other than its rights under the Share Exchange Agreement and ancillary documents and certain other specified agreements.

Governing Law and Dispute Resolution

The Share Exchange Agreement is governed by New York law. Any disputes under the Share Exchange Agreement, other than claims for injunctive or equitable relief (including specific performance to strictly enforce the terms of the Share Exchange Agreement), and certain disputes relating to the earn-out provisions, will be subject to arbitration by the American Arbitration Association to be held in Manhattan, New York. Any claims that are brought before a court will be subject to the exclusive jurisdiction of the state and federal courts in New York, New York (and appeals courts), and each party waived its rights to a jury trial in connection therewith. The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Share Exchange Agreement in addition to any other remedy to which they are entitled at law or in equity.

A copy of the Share Exchange Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description of the Share Exchange Agreement is qualified in its entirety by reference thereto.

Registration Rights Agreement

At the closing of the Business Combination, the Company will also enter into a Registration Rights Agreement with the Sellers and the DT Representative in substantially the form attached to the Share Exchange Agreement. Under the Registration Rights Agreement, the Sellers will hold registration rights that will obligate the Company to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of the Exchange Shares so long as such shares are not then restricted under the Lock-Up Agreement. Sellers holding a majority-in-interest of all Exchange Shares then issued and outstanding will be entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of the their Exchange Shares, so long as such shares are not then restricted under the Lock-Up Agreement. Subject to certain exceptions, if any time after the closing of the Business Combination, DT Asia proposes to file a registration statement under the Securities Act with respect to its securities, under the Registration Rights Agreement, DT Asia shall give notice to the Sellers as to the proposed filing and offer the Sellers holding Exchange Shares an opportunity to register the sale of such number of Exchange Shares as requested by the Sellers in writing. In addition, subject to certain exceptions, Sellers holding Exchange Shares will be entitled under the Registration Rights Agreement to request in writing that DT Asia register the resale of any or all of such Exchange Shares on Form S-3 and any similar short-form registration that may be available at such time.

Under the Registration Rights Agreement, the Company will agree to indemnify the Sellers and certain persons or entities related to the Sellers such as their officers, directors, employees, agents and representatives (the “Seller Indemnified Parties”) against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Exchange Shares, unless such liability arose from their misstatement or omission, and the Sellers including registrable securities in any registration statement or prospectus will agree to indemnify the Company and certain persons or entities related to the Company such as its officers and directors and underwriters against all losses caused by their misstatements or omissions in those documents. A copy of form of the Registration Rights Agreement is filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference, and the foregoing description of the Registration Rights Agreement is qualified in its entirety by reference thereto.

Lock-Up Agreement

At the closing of the Business Combination, the Sellers will enter into a Lock-Up Agreement with DT Asia and the DT Representative, in substantially the form attached to the Share Exchange Agreement, with respect to their Exchange Shares received in the Business Combination. In such Lock-Up Agreement, each Seller will agree that such Seller will not, from the closing of the Business Combination until the first anniversary of the closing (or if earlier, the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange either equity holdings in us for cash, securities or other property), (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any of its Exchange Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Exchange Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each Seller will further agree that the Escrow Shares will continue to be subject to such transfer restrictions until they were released from the escrow account. However, each Seller will be allowed to transfer any of its Exchange Shares (other than the Escrow Shares while they are held in the escrow account) by gift, will or intestate succession or to any affiliate, stockholder, members, party or trust beneficiary, provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the Lock-up Agreement. Additionally, each Seller will be allowed to pledge its Exchange Shares (other than the Escrow Shares while they are held in the escrow account) to an unaffiliated third party as a guarantee to secure borrowings made by such third party to Adrie or any of its subsidiaries or and variable interest entities. The form of the Lock-Up Agreement is filed with this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference, and the foregoing description of the Lock-Up Agreement is qualified in its entirety by reference thereto.

Non-Competition and Non-Solicitation Agreement

At the closing of the Business Combination, certain Sellers and individuals associated with such Sellers that are involved in the management of the China Lending Group (together with such Seller referred to as the “Subject Parties”) will enter into Non-Competition and Non-Solicitation Agreements in favor of DT Asia, Adrie and their respective successors, affiliates and subsidiaries and variable interest entities (referred to as the “Covered Parties”), in substantially the form attached to the Share Exchange Agreement, relating to the post-combination company’s business. Under the Non-Competition and Non-Solicitation Agreements, for a period from the closing of the Business Combination to four years thereafter (or if later, the date on which the Subject Parties, their respective affiliates or any of their respective officers, directors or employees are no longer directors, officers, managers or employees of Adrie or its subsidiaries or variable interest entities), each Subject Party and its affiliates will not, without the Company’s prior written consent, anywhere in the Peoples’ Republic of China (“PRC”) directly or indirectly engage in (or own, manage, finance or control, or become engaged or serve as an officer, director, employee, member, partner, agent, consultant, advisor or representative of, an entity that engages in) the business of directly or indirectly providing non-bank micro-credit and small and mid-size business lending in the PRC (the “Business”). However, the Subject Parties and their respective affiliates will be permitted under the Non-Competition and Non-Solicitation Agreements to own passive portfolio company investments in a competitor, so long as the Subject Parties and their affiliates and their respective shareholders, directors, officer, managers and employees who were involved with the business of Adrie and its subsidiaries and variable interest entities are not involved in the management or control of such competitor. Additionally, family members and associates of Subject Parties will be permitted to continue their existing activities as specified in the agreement, even if competitive, as long as the Subject Parties are not involved in the management or control of such competitor. Under the Non-Competition and Non-Solicitation Agreements, during such restricted period, the Subject Parties also will not, without the Company’s prior written consent, (i) solicit or hire the Covered Parties’ employees, consultants or independent contractors as of the closing (or during the year prior to the closing) or otherwise interfere with the Covered Parties’ relationships with such persons, (ii) solicit or divert the Covered Parties’ customers as of the closing (or during the year prior to the closing) relating to the Business or otherwise interfere with the Covered Parties’ contractual relationships with such persons, or (iii) interfere with or disrupt any Covered Parties’ vendors, suppliers, distributors, agents or other service providers for a purpose competitive with a Covered Party as it relates to the Business. The Subject Parties will also agree in each Non-Competition and Non-Solicitation Agreement to not disparage the Covered Parties and to keep confidential and not use the confidential information of the Covered Parties. A form of the Non-Competition and Non-Solicitation Agreement is filed with this Current Report on Form 8-K as Exhibit 10.4 and is incorporated herein by reference, and the foregoing description of the Non-Competition and Non-Solicitation Agreement is qualified in its entirety by reference thereto.

Escrow Agreement

As a condition to the Closing, the Company and the Seller Representative (on behalf of the Sellers) will enter into an Escrow Agreement with Continental Stock Transfer & Trust Company (the “Escrow Agent”) in substantially the form attached to the Share Exchange Agreement, pursuant to which the Escrow Agent will hold the Escrow Shares in a segregated escrow account, to be held and disbursed as described above under the heading “Share Exchange Agreement”. The DT Representative will have the sole right to act on behalf of the Company under the Escrow Agreement. The Company and the Seller Representative (on behalf of the Sellers) will split half of the Escrow Agent’s fees, costs, expenses and indemnification obligations. The form of Escrow Agreement is filed with this Current Report on Form 8-K as Exhibit 10.5 and is incorporated herein by reference, and the foregoing description of the Escrow Agreement is qualified in its entirety by reference thereto.

PIPE Financing

As a condition to the Business Combination, the Company intends to sell a minimum of at least $12 million (and up to $24 million, and potentially more with the consent of China Lending Group) of new Class A preferred shares (“Class A Preferred”) to be created by the Company prior to the closing in a private placement to certain investors (the “PIPE Preferred Investment”) at a per share price of $12.00. The Class A Preferred will be sold contingent upon the closing of the Business Combination with the China Lending Group and may be subject to certain other conditions to be negotiated during the Interim Period. The Company intends to use the net proceeds for working capital and general corporate purposes for the combined business after the Business Combination.

Business Combination Marketing Agreement

On September 30, 2014, the Company engaged EarlyBirdCapital, Inc. (“EBC”) as an advisor in connection with the Company’s Business Combination to assist in holding meetings with its shareholders to discuss the potential business combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities, assist in obtaining shareholder approval for the Business Combination and assist with its press releases and public filings in connection with the Business Combination. Pursuant to the agreement, upon the consummation of the Business Combination, the Company will pay EBC a fee of approximately $2,400,000 for such services, which equals to 4% of the total gross proceeds raised in the initial public offering. The Company has the option to pay up to 25% of the 4% fee with its ordinary shares priced at $10.00 per share.

Item 8.01	Other Events

On January 11, 2016, the Company issued a press release announcing that DT Asia Investment Limited and DeTiger Holdings Ltd. have entered into the Share Exchange Agreement with Adrie Global Holdings Limited and its shareholders as disclosed under Item 1.01 of this current report. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit
Number	Exhibit

10.1	Share Exchange Agreement, dated as of January 11, 2016, by and among DT Asia Investments Limited, DeTiger Holdings Limited, in the capacity as the DT Representative thereunder, Adrie Global Holdings Limited, the shareholders of Adrie Global Holdings Limited, and Li Jingping, in the capacity as the Seller Representative thereunder.

10.2	Form of Registration Rights Agreement, by and among DT Asia Investments Limited, DeTiger Holdings Limited, in the capacity as the DT Representative and shareholders of Adrie Global Holdings Limited named as Investors therein.

10.3	Form of Lock-Up Agreement, by and among DT Asia Investments Limited, DeTiger Holdings Limited, in the capacity as the DT Representative, and shareholders of Adrie Global Holdings Limited.

10.4	Form of Non-Competition and Non-Solicitation Agreement, by and among certain shareholders of Adrie Global Holdings Limited and certain other associated persons and entities for the benefit of DT Asia Investments Limited, DeTiger Holdings Limited, in the capacity as the DT Representative, and Adrie Global Holdings Limited

10.5	Form of Escrow Agreement, by and among DT Asia Investment Limited, Li Jingping, in the capacity as the Seller Representative, and Continental Stock Transfer & Trust Company as escrow agent.

99.1	Press Release, dated January 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2016	DT ASIA INVESTMENTS LIMITED

	By:	/s/ Stephen N. Cannon
Name: Stephen N. Cannon
Title: Chief Executive Officer and Principal Financial and Accounting Officer